Exhibit 99.1

TRIUMPH BUSINESS CAPITAL ACQUIRES TRANSPORTATION FACTORING ASSETS OF TRANSPORT FINANCIAL SOLUTIONS

DALLAS – July 8, 2020 – Triumph Bancorp, Inc. (Nasdaq: TBK) (the “Company”) announced today the close of the acquisition of the transportation factoring assets of Transport Financial Solutions (“TFS”) by Triumph Business Capital.  Triumph Business Capital is an indirect wholly owned subsidiary of the Company. TFS is a wholly owned subsidiary of Covenant Logistics Group, Inc. (Nasdaq/GS: CVLG) (“Covenant”).

The transaction was structured as the acquisition of TFS’ factoring assets, consisting primarily of $103.3 million of net accounts receivable and related transportation factoring assets, in exchange for closing cash consideration of $108.4 million, plus Company common stock valued at approximately $13.9 million.  In addition, TFS has the opportunity to earn contingent cash consideration of up to approximately $9.9 million following the twelve-month period ending July 31, 2021. The parties also entered into an ongoing referral arrangement.

The acquisition of the TFS portfolio further underscores Triumph’s commitment to the transportation industry, a key driver in the Company’s transformation into a transportation-centric financial technology provider and community bank platform.

“We developed a strong relationship with the Covenant team as a customer utilizing our TriumphPay platform,” said Aaron P. Graft, founder and chief executive officer of the Company. “The trust developed through that relationship led to discussions on how Triumph Business Capital could leverage its factoring expertise to serve the TFS customers, while allowing Covenant to focus on its core business.”

“Like TFS, Triumph Business Capital is a high-performing organization with a complementary culture to ours,” said Derwin Brendle, who has served as senior vice president and general manager of TFS since its inception in 2011. “This acquisition will enable a fluid and efficient transition for the TFS factoring customers as Covenant exits the factoring businesses and focuses its efforts on its core transportation and logistics services.”

“We are excited to welcome the clients of TFS to Triumph Business Capital,” said Geoff Brenner, chief executive officer of Triumph Business Capital. “We are also excited to welcome industry veteran Derwin Brendle to the Triumph team. He will work closely with our operational teams to ensure a smooth experience as the TFS clients migrate to our proprietary platform. Going forward, Derwin will serve as the vice president of special markets, maintaining key client relationships and identifying opportunities to further grow the Triumph portfolio.”

The transaction, net of operating cost savings from the addition of the portfolio to the Triumph Business Capital Platform, is expected to be accretive to Triumph’s annual earnings by approximately $0.15 per share. The conversion of the TFS clients onto the Triumph Business Capital platform is expected to be completed by July 31, 2020.

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About Triumph Bancorp, Inc.

Triumph Bancorp, Inc. (NASDAQ: TBK) is a financial holding company headquartered in Dallas, Texas, with a diversified line of community banking, national lending, and commercial finance products. Our bank subsidiary, TBK Bank, SSB, is a Texas-state savings bank offering commercial and consumer banking products focused on meeting client needs in Texas, Colorado, Kansas, New Mexico, Iowa and Illinois. We also serve a national client base with factoring, equipment lending and asset based lending through Triumph Commercial Finance, discount factoring through Advance Business Capital LLC, d/b/a Triumph Business Capital, insurance through Triumph Insurance Group, Inc., and carrier and vendor payment solutions through TriumphPay.

About Triumph Business Capital

Advance Business Capital LLC d/b/a Triumph Business Capital is an operating subsidiary of TBK Bank, SSB (Member FDIC), offering invoice factoring and payment processing solutions to transportation and other service industries.

About Covenant Logistics Group, Inc.

Covenant Logistics Group, Inc., through its subsidiaries, offers a portfolio of transportation and logistics services to customers throughout the United States. Primary services include asset-based expedited, dedicated, and irregular route truckload capacity, as well as asset-light warehousing, transportation management, and freight brokerage capability.  In addition, Transport Enterprise Leasing is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. Covenant's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVLG.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that such statements are predictions and that actual events or results may differ materially. The Company’s expected financial results or other plans are subject to a number of risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and the forward-looking statement disclosure contained in the Company’s Annual Report on Form 10-K, filed with the SEC on February 11, 2020 and its Quarterly Report on Form 10-Q, filed with the SEC on April 21, 2020. Forward-looking statements speak only as of the date made and the Company undertakes no duty to update the information.

Source: Triumph Bancorp, Inc.

Triumph Investor Relations Contact

Luke Wyse

Senior Vice President, Finance & Investor Relations

lwyse@tbkbank.com  |  214-365-6936

Triumph Media Contact

Amanda Tavackoli

Senior Vice President, Director of Corporate Communication

atavackoli@tbkbank.com  |  214-365-6930

Covenant Logistics Group Investor Relations Contact

Richard B. Cribbs

Senior Vice President of Strategy & Investor Relations

rcribbs@covenanttransport.com